Exhibit 99.1

TOOTSIE ROLL INDUSTRIES, INC.
7401 South Cicero Avenue
Chicago, IL 60629
Phone 773/838-3400
Fax 773/838-3534

PRESS RELEASE

STOCK TRADED: NYSE	FOR IMMEDIATE RELEASE
TICKER SYMBOL: TR	Wednesday, October 23, 2024

CHICAGO, ILLINOIS – October 23, 2024 - Ellen R. Gordon, Chairman, Tootsie Roll Industries, Inc. reported third quarter and nine months 2024 net sales and net earnings.

Third quarter 2024 net sales were $223,891,000 compared to $248,336,000 in third quarter 2023, a decrease of $24,445,000 or 10%. Third quarter 2024 net earnings were $32,844,000 compared to $34,382,000 in third quarter 2023, and net earnings per share were $0.46 and $0.48 in third quarter 2024 and 2023, respectively, a decrease of $0.02 per share or 4%.

Nine months 2024 net sales were $524,174,000 compared to $567,884,000 in nine months 2023, a decrease of $43,710,000 or 8%. Nine months 2024 net earnings were $64,318,000 compared to $62,509,000 in nine months 2023, and net earnings per share were $0.90 and $0.87 in nine months 2024 and 2023, respectively, an increase of $0.03 per share or 3%.

Mrs. Gordon said, “We continue to face a challenging market in third quarter and nine months 2024 as customers and consumers became more resistant to higher price realization. Third quarter and nine months 2024 sales were adversely affected by the timing of sales between third and fourth quarter 2024 when compared to the prior year comparative periods.

Third quarter and nine months 2024 gross profit margins benefited from higher price realization and improvements in plant manufacturing operating efficiencies. However, lower sales volumes adversely affected our results in third quarter and nine months 2024 because much of our plant overhead costs, and certain other costs and operating expenses, do not decrease with lower sales.

In response to increases in input costs in recent years, many companies in the consumer products industry have increased selling prices. We have implemented price increases as well during this period with the objective of improving sales price realization in order to recover our margin declines. We made progress in restoring our margins in 2023 and continue to do so in 2024. Cocoa and chocolate costs have moved significantly higher in the markets this year, and we expect these increases to continue to have some adverse effects on our input costs and margins in fourth quarter 2024 and 2025. Although the Company continues to monitor its input costs, we are mindful of the effects and limits when passing on the above-discussed higher input costs to our customers as well as the final consumers of our products.

Third quarter and nine months 2024 net earnings benefited from increased investment income from the Company’s investments in marketable securities, higher leasing revenue from the leasing of certain real estate to third parties, and more favorable foreign exchange. The Company’s effective income tax rates were 22.6% and 23.9% in third quarter 2024 and 2023, respectively, and 22.4% and 24.1% in nine months 2024 and 2023, respectively. Earnings per share did benefit from stock purchases in the open market over the preceding twelve months resulting in fewer shares outstanding in third quarter and nine months 2024 compared to the corresponding periods in 2023.

We are focused on the longer term and therefore are continuing to make investments in plant manufacturing operations to meet new consumer and customer product demands, achieve product quality improvements, expand capacity in certain product lines, and increase operational efficiencies in order to provide genuine value to consumers.”

Safe Harbor Statement

This release contains forward-looking statements that are based largely on the Company’s current expectations and are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “anticipated,” “believe,” “expect,” “intend,” “estimate,” “project,” “plan” and other words of similar meaning in connection with a discussion of future operating or financial performance and are subject to certain factors, risks, trends and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. Such factors, risks, trends and uncertainties, which in some instances are beyond the Company’s control, include the overall competitive environment in the Company’s industry, the ability to recover increases in input costs through price increases, successful distribution and sell-through during Halloween and other seasons, and changes in assumptions, judgments and risk factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2023.

The risk factors referred to above are believed to be significant factors, but not necessarily all of the significant factors that could cause actual results to differ from those expressed in any forward-looking statement. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made only as of the date of this report. The Company undertakes no obligation to update such forward-looking statements.

TOOTSIE ROLL INDUSTRIES, INC.

CONSOLIDATED SUMMARY OF SALES & EARNINGS

FOR THE PERIODS ENDED

SEPTEMBER 30, 2024 and 2023

	Third Quarter Ended
	2024	2023

Net Product Sales	$223,891,000	$248,336,000
Net Earnings	$32,844,000	$34,382,000
Net Earnings Per Share*	$0.46	$0.48
Average Shares Outstanding*	71,379,000	71,696,000

	Nine Months Ended
	2024	2023

Net Product Sales	$524,174,000	$567,884,000
Net Earnings	$64,318,000	$62,509,000
Net Earnings Per Share*	$0.90	$0.87
Average Shares Outstanding*	71,402,000	72,049,000

* Based on average shares outstanding adjusted for 3% stock dividends distributed April 5, 2024 and April 7, 2023.